Rule 424(b)(2)
			Registration Nos. 333-38227
	NASD File No. 961029005
	Cusip #: 52517PLV1

PRICING SUPPLEMENT NO. 275
Trade Date: December 1, 1997 to Prospectus
Supplement dated August 11, 1997
and Prospectus dated August 11, 1997

	 LEHMAN BROTHERS HOLDINGS INC.
        	  Medium-Term Notes, Series E
                  		(Fixed Rate)

Due from Nine Months to 30 Years from Date of Issue

Pricing to Public:  100%

Agent's Commission: .50%

Original Issue Date: 12/17/97

Interest Rate Per Annum:  7.00%

Interest Payment Dates:	Every 6/17 and 12/17 commencing on 6/17/98

Maturity Date:  12/17/12

These Notes, issued under Pricing Supplement No. 275, may be sold in minimum denominations of $1,000, or any amount in excess thereof which is an integral multiple of $1,000.

The aggregate principal amount of this offering is $15,000,000 and relates only to Pricing Supplement No. 275. Medium-Term Notes, Series E may be issued by the Company in an aggregate principal amount of up to $10,267,500,000 and, to date, including this offering, an aggregate of $9,838,325,000 Medium-Term Notes, Series E has been issued and $5,877,390,000 are outstanding.

The Agent has purchased the Notes as principal in this transaction and may resell any of such Notes to another broker/dealer (acting as principal for the purposes of resale) at a discount, which may vary from the discount received by the Agent in such transaction.










			Lehman Brothers Holdings



								By:
		            	             Name: Nigel Walker
				      		  Title: Assistant Treasurer